Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Soleno Therapeutics, Inc. (the “Company”) on Form S-8 of our report which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 4, 2020, with respect to our audits of the consolidated financial statements of Soleno Therapeutics, Inc. as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, appearing in the Annual Report on Form 10-K of Soleno Therapeutics, Inc. for the year ended December 31, 2019.

/s/ Marcum LLP

San Francisco, CA

June 26, 2020